                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                                        CONTACT:
                                                                     Teresa Hess
                                                    Director, Investor Relations
                                                       Tecumseh Products Company
                                                                    734-585-9507

          TECUMSEH PRODUCTS COMPANY REPORTS SECOND QUARTER 2008 RESULTS

      - Second quarter net income increased to $9.0 million, compared to a net loss in the prior-year period of $88.2 million

      - Total cash and equivalents amounted to $178.6 million, an increase of $101.8 million when compared to the beginning of the year

      - Progress continues on streamlining operations and effectively managing through challenging economic environment

ANN ARBOR, MICH., AUGUST 6, 2008 -- Tecumseh Products Company (NASDAQ: TECUA, TECUB), a leading global manufacturer of compressors and related products, today announced results for its second quarter ended June 30, 2008.


"Throughout our restructuring process during the last 18 months, our management team has worked aggressively to shape Tecumseh into a global leader, focused on our core compressor business. After much hard work, we are now beginning to see the results of our efforts," said Ed Buker, Chairman, President and CEO of Tecumseh Products. "The major changes we've executed have left Tecumseh well positioned to capitalize on future opportunities. We have eliminated North American debt and increased cash, creating a capital position that forms a platform for future growth."

Consolidated net sales from continuing operations in the second quarter of 2008 decreased to $273.8 million from $297.0 million in 2007. After consideration for the effect of currency translation, which increased sales in U.S. dollars by $27.8 million, sales declined by $51.0 million. Sales for refrigeration & freezer applications declined by $25.9 million, associated primarily with a downturn in market volumes, as well as market share, most substantially in North America and Europe. As was the case in the first quarter of 2008, some of these declines in market share were deliberate, in instances where profit margins were unacceptable due to the declining value of other currencies against the Brazilian real. This decline was offset by a $2.7 million increase in sales of compressors for air conditioning and commercial applications. For these applications, price increases and currency effects more than offset declines in unit volumes due to softer economic conditions, cooler weather in many of the Company's markets and lower shipments to customers in light of higher inventory balances.


Cost of sales was $240.3 million in the three months ended June 30, 2008, as compared to $261.4 million in the three months ended June 30, 2007. As a percentage of net sales, cost of sales was 87.8% and 88.0% in the second quarters of 2008 and 2007, respectively. Although gross margin as a percentage of sales improved slightly over the same period of 2007, in dollars it represented a decline of $2.1 million in 2008 operating profit when compared to the same period of 2007, dropping from $35.6 million in 2007 to $33.5 million in 2008.

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Current-year margin was favorably impacted by selling price advances of $17.7 million. However, as discussed above, volumes declined substantially when compared to the second quarter of 2007. These declines were partially offset by an improved mix of higher-margin product, but the net impact of these factors resulted in a decline of $13.9 million in 2008 when compared to 2007 results. Gains in productivity, purchasing savings and other improvements of $10.5 million were offset by the effects of a weakening U.S. dollar ($9.6 million) and higher commodity costs ($6.8 million).

Selling, general and administrative ("SG&A") expenses were $34.3 million in the three months ended June 30, 2008 as compared to $34.8 million in the three months ended June 30, 2007. As a percentage of net sales, SG&A expenses were 12.5% and 11.7% in the second quarters of 2008 and 2007, respectively. Despite expenditures of approximately $3.9 million in the second quarter of 2008 for one-time professional fees, which included consulting services for strategic planning and legal fees for corporate governance issues, the Company nonetheless achieved a $3.8 million reduction in professional fees incurred for one-time projects compared to the second quarter of 2007. This improvement was offset by $3.3 million in increased administrative costs; this increase included $2.1 million in losses recognized in the Company's income statement for currency forward contracts undertaken at its Indian facilities that are not afforded hedge accounting treatment, as the rupee weakened against the U.S. dollar during the period. The remainder of the increase in administrative cost is largely reflective of costs recognized in continuing operations that were previously allocated to businesses that are now discontinued operations.

Buker continued: "Since the beginning of 2008, we have faced significant macroeconomic challenges to our business, and the second quarter offered no respite. With a significant slowdown in global economic activity adversely affecting our volumes and revenues, we have also experienced rapidly rising commodity prices creating upward pressure on our cost of sales. In addition, the weakening of the U.S. dollar against the euro and the real has further negatively impacted our results. Despite the strides we've made in hedging currency and commodity exposure, we anticipate these factors will continue to influence our results over the near term. We are working diligently to address the softening sales environment by targeting new customers, increasing volumes with existing customers and introducing new Energy Star products such as a refrigeration scroll compressor, while also implementing price adjustments to cover the increasing costs of raw material inputs."

Loss from continuing operations was $6.6 million in the current quarter, compared to a loss of $7.4 million in the prior year second quarter. Financial performance was favorably impacted by a $4.6 million improvement in interest expense when compared to second quarter 2007. The higher cost in 2007 was attributable to $2.1 million in amortized debt amendment costs recorded in the period, as well as higher levels of interest paid on discounted accounts receivable. Interest income also improved by $1.7 million in 2008, due to the interest earned on substantially higher levels of cash and short-term investments in 2008.


Buker commented: "With the restructuring of our balance sheet in 2007, the elimination of our heavy debt load and associated interest expense resulted in a positive impact on our financial results in the second quarter. Further, we now have the resources necessary to improve our process engineering and focus on targeted market penetration within our core compressor business, even in the face of challenging global macroeconomic conditions."

Consolidated net sales from continuing operations in the first two quarters of 2008 decreased to $549.0 million from $586.3 million in 2007. After consideration for the effect of currency translation, which increased sales in U.S. dollars by $60.3 million, compressor sales declined by $97.6 million. Sales of

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compressors used in commercial applications increased by $17.4 million; these increases were primarily the result of pricing advances and currency impacts. These increases in sales were offset by dollar volume declines in sales of compressors used in refrigeration and freezer applications of $46.4 million, associated primarily with a downturn in market volumes as well as market share, most substantially in North America and Europe. As noted earlier, a portion of these declines in market share were deliberate, where certain products or markets yielded unacceptable profit margins, in many cases due to the declining value of other currencies against the Brazilian real. Sales of compressors for air conditioning applications and all other applications also declined by $8.3 million.

Cost of sales was $469.9 million in the six months ended June 30, 2008, as compared to $516.1 million in the same period of 2007. As a percentage of net sales, cost of sales was 85.6% and 88.0% in the first six months of 2008 and 2007, respectively. Although sales volumes have declined, gross margin contributed an additional $8.9 million to 2008 year-to-date operating profit when compared to the same period of 2007, improving from $70.2 million in 2007 to $79.1 million in 2008.

Current year margin was favorably impacted by selling price advances of $25.7 million. Gains in productivity, purchasing costs and other improvements of $15.7 million, as well as gains on the sale of an airplane and the Company's former airport facility of $4.2 million, were somewhat offset by increased expense for the weakening of the U.S. dollar ($15.0 million) and higher commodity costs ($9.3 million). In addition, although an improved mix of higher-margin product contributed favorably to 2008 year-to-date results, this favorable mix was not sufficient to fully offset volume declines, resulting in a net reduction to 2008 margin of $12.4 million.


Selling, general and administrative ("SG&A") expenses were $65.9 million in the first two quarters of 2008 as compared to $68.9 million in the six months ended June 30, 2007. As a percentage of net sales, selling, general and administrative expenses were 12.0% and 11.8% in 2008 and 2007, respectively. While the Company has incurred approximately $6.1 million in 2008 for one-time professional fees, which included consulting services for strategic planning and legal fees for corporate governance issues, it has nonetheless achieved an $8.9 million reduction in professional fees incurred for one-time projects when compared to 2007. This improvement was offset by $5.9 million in increased administrative costs, which included $2.0 million in losses recognized in the Company's income statement for currency forward contracts undertaken at its Indian facilities, as the rupee has weakened against the U.S. dollar during 2008. The remainder of the increase in administrative cost is primarily reflective of costs recognized in continuing operations that were previously allocated to businesses that are now discontinued operations.

Net income from continuing operations was $0.2 million through the first two quarters of 2008, compared to a loss of $10.4 million in the same period of 2007. Financial performance was favorably impacted by a $3.1 million improvement in interest expense when compared to 2007. The improvement is largely due to a $2.0 million year-on-year reduction in the amount of capitalized debt amendment costs expensed in the two periods. Interest income also improved by $1.8 million in 2008 due to the interest earned on substantially higher levels of cash and short-term investments in the current year.

As of June 30, 2008, the Company reported total cash and cash equivalents of $178.6 million, an increase of $101.8 million when compared to the end of 2007. The most significant elements of this increase in cash were the net proceeds of $80.0 million realized from the reversion of the Company's salaried retirement plan, and net income of $26.0 million.

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

"With nearly $180 million in cash and equivalents and minimal debt, we're well positioned to support the continuing growth of our business, even in the face of challenging external market conditions," continued Buker. "We expect capital expenditures in 2008 and beyond to remain at much lower levels than historical averages, especially with the elimination of capital-intensive activities relating to businesses we have divested. Looking ahead, we intend to remain disciplined with regard to capital investments resulting in a current forecast for capital expenditures of $20 to $25 million in 2008."

Tecumseh reported that commodity costs, key currency rates, unfavorable weather patterns and a continued slowing in the U.S. economy, among other factors, had a significant impact on its business operations during the first and second quarters of the year.

Certain key commodities, especially steel and copper, continue to trade at elevated levels compared to recent history. From January 1, 2007 through June 30, 2008, the price of copper increased by approximately 36.5%; in the first six months of 2008 alone, copper prices increased by 28.5%. Steel prices have doubled since the beginning of 2007, with the majority of the increase (86.2%) occurring in the first half of 2008. While the Company has executed forward purchase contracts to cover in excess of 50% of its anticipated copper requirements for the remainder of 2008, continued rapid escalation of these costs would nonetheless have an adverse affect on its results of operations, both in the near and long term. The rapid increase of steel prices has a particularly negative impact, as there is currently no well-established market for hedging against increases in the cost of steel. In the aggregate, the Company expects the total 2008 cost of purchased materials for the full year, net of hedging activities, to be approximately $50 million more than the prior year, depending on commodity cost levels in the second half of 2008.

In addition, the Brazilian real and the euro continue to strengthen against the dollar and, as of June 30, 2008, had strengthened 25.5% and 16.1% respectively since the beginning of 2007. While the Company has considerable forward purchase contracts to cover its exposure to additional fluctuations in value during the year, the average rate expected to be realized is anticipated to have a negative financial impact of approximately $19 million when compared to 2007.

As a partial means of offsetting these conditions, the Company said it intends to continue to implement selective price increases throughout the year to cover its increased material and currency costs, as necessary.

"With the continued unfavorable trends in foreign currencies and key commodities during the second quarter, our efforts to effectively hedge this volatility will likely continue to be an essential component of our financial results for the remainder of the year," said James Nicholson, Chief Financial Officer of Tecumseh Products. "Given the recent declines in oil prices, we are hopeful that the ongoing surge in commodity price inflation may abate in the near term. However, the effective hedging methods we've pursued to mitigate this inflation will remain important tools to enable us to focus on managing our operations through the current period of regional economic softness."

CONFERENCE CALL TO DISCUSS SECOND QUARTER 2008 RESULTS

Tecumseh Products Company will host a conference call to report on the second quarter 2008 results on Thursday, August 7, 2008 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

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Press releases and other investor information can be accessed via the Investor
Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) the Company's ability to maintain adequate liquidity in total and within each foreign operation; ii) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; iii) weather conditions affecting demand for replacement products; iv) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) actions of competitors; vii) changes in business conditions and the economy in general in both foreign and domestic markets; viii) the effect of terrorist activity and armed conflict; ix) economic trend factors such as housing starts; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) the Company's ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)*

                                                                     THREE MONTHS ENDED            SIX MONTHS ENDED
       (Dollars in millions, except per share data)                       JUNE 30,                    JUNE 30,
                                                                      2008          2007          2008        2007
                                                                 -----------   -----------    ----------    --------
Net sales                                                        $     273.8   $     297.0    $    549.0    $  586.3
   Cost of sales                                                       240.3         261.4         469.9       516.1
   Selling and administrative expenses                                  34.3          34.8          65.9        68.9
   Impairments, restructuring charges, and other items                   3.3           1.7           3.8         1.7
                                                                 -----------   -----------    ----------    --------
Operating (loss) income                                                 (4.1)         (0.9)          9.4        (0.4)
   Interest expense                                                      6.2          10.8          13.5        16.6
   Interest income and other, net                                        3.3           1.6           5.1         3.3
                                                                 -----------   -----------    ----------    --------
(Loss) income from continuing operations before taxes                   (7.0)        (10.1)          1.0       (13.7)
   Tax (benefit) expense                                                (0.4)         (2.7)          0.8        (3.3)
                                                                 -----------   -----------    ----------    --------
(Loss) income from continuing operations                                (6.6)         (7.4)          0.2       (10.4)
   Income (loss) from discontinued operations, net of tax               15.6         (80.8)         25.8       (94.6)
                                                                 -----------   -----------    ----------    --------
Net income (loss)                                                       $9.0        ($88.2)        $26.0     ($105.0)
                                                                 ===========   ===========    ==========    ========

Basic earnings (loss) per share:
   Loss from continuing operations                                     (0.36)        (0.40)         0.01       (0.56)
   Income (loss) from discontinued operations, net of tax               0.85         (4.37)         1.40       (5.12)
                                                                 -----------   -----------    ----------    --------
Net income (loss) per share, basic                               $      0.49        ($4.77)    $    1.41      ($5.68)
                                                                 ===========   ===========    ==========    ========

Diluted earnings (loss) per share
   Income (loss) from continuing operations                            (0.36)        (0.40)         0.01       (0.56)
   Income (loss) from discontinued operations, net of tax               0.85         (4.37)         1.30       (5.12)
                                                                 -----------   -----------    ----------    --------
Net income (loss) per share, diluted                                   $0.49        ($4.77)        $1.31      ($5.68)
                                                                 -----------   -----------    ----------    --------

Weighted average shares, basic (in thousands)                         18,480        18,480        18,480      18,480
Weighted average shares, diluted (in thousands)                       19,871        19,748        19,871      19,114
                                                                 -----------   -----------    ----------    --------

Cash dividends declared per share                                $      0.00   $      0.00    $     0.00    $   0.00
                                                                 ===========   ===========    ==========    ========

* The consolidated condensed financial statements of Tecumseh Products Company and Subsidiaries (the "Company") are unaudited and reflect all adjustments (including normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial position and operating results for the interim periods. The December 31, 2007 consolidated condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States ("U.S. GAAP"). The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's Annual Report for the fiscal year ended December 31, 2007. Due to the seasonal nature of certain product lines, the results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

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CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                               JUNE 30,      December 31,
(Dollars in millions)                                            2008            2007
--------------------                                         -----------    -------------
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                $     178.6    $        76.8
    Restricted Cash                                                 14.3              6.8
    Short-term investments                                           5.0              5.0
    Accounts receivable, net                                       118.0             93.2
    Inventories                                                    156.0            143.4
    Assets held for sale                                            19.5             21.9
    Other current assets                                           156.1             50.6
                                                             -----------    -------------
         TOTAL CURRENT ASSETS                                      647.5            397.7
  Property, plant and equipment - net                              350.1            353.3
  Goodwill and other intangibles                                    20.5             20.2
  Prepaid pension expense                                          128.3            233.4
  Other assets                                                     101.4            160.3
                                                             -----------    -------------
         TOTAL ASSETS                                        $   1,247.8    $     1,164.9
                                                             ===========    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                  $     158.8    $       123.0
    Short-term borrowings                                           68.3             59.5
    Liabilities held for sale                                        2.5              2.6
    Accrued liabilities                                             87.7             84.2
                                                             -----------    -------------
         TOTAL CURRENT LIABILITIES                                 317.3            269.3
  Long-term debt                                                     1.2              3.3
  Deferred income taxes                                             11.4             10.2
  Pension and postretirement benefits                               49.7             89.1
  Product warranty and self-insured risks                            9.7             10.0
  Other non-current liabilities                                     40.6             37.1
                                                             -----------    -------------
         TOTAL LIABILITIES                                         429.9            419.0
  STOCKHOLDERS' EQUITY                                             817.9            745.9
                                                             -----------    -------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $   1,247.8    $     1,164.9
                                                             ===========    =============

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

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                           Six Months Ended
(DOLLARS IN MILLIONS)                                                           June 30,
                                                                        ---------------------
                                                                           2008        2007
                                                                        ----------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
                                                                        ----------   --------
           Cash Provided by (Used in) Operating Activities              $     79.7   $  (24.0)
                                                                        ----------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds From Sale of Assets                                                22.6        2.0
  Capital Expenditures                                                        (2.7)      (5.4)
  Change in Restricted Cash                                                   (7.6)       ---
                                                                        ----------   --------
           Cash Provided by (Used in) Investing Activities                    12.3       (3.4)
                                                                        ----------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
                                                                        ----------   --------
  Debt Issuance / Amendment Costs                                             (1.6)      (2.5)
  Proceeds / (Repayments) From First Lien Credit Agreement, Net                ---        1.9
  Other Borrowings / (Repayments), Net                                         2.5       (0.9)
                                                                        ----------   --------
           Cash Provided by (Used in) Financing Activities                     0.9       (1.5)
                                                                        ----------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                        9.0       (4.3)
                                                                        ----------   --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             101.8      (33.2)
CASH AND CASH EQUIVALENTS:
  Beginning of Period                                                         76.8       81.9
                                                                        ----------   --------
  End of Period                                                         $    178.6   $   48.7
                                                                        ==========   ========

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